                                                                    Exhibit 12.1


                          GLENBOROUGH PROPERTIES, L.P.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
               PARTNER INTEREST DISTRIBUTIONS FOR THE FIVE YEARS
                  ENDED DECEMBER 31, 1997 AND THE THREE MONTHS
                              ENDED MARCH 31, 1998

                                     ----------------------------------------------------------------------------
                                     GRT Predecessor Entities Combined              The Operating Partnership
                                                         Twelve months ended December 31
                                     ----------------------------------------------------------------------------
                                                                                                     Three Months
                                        1993        1994         1995          1996         1997        3/31/98
                                        ----        ----         ----          ----         ----     ------------
EARNINGS, AS DEFINED
 Net Income (loss)                   $4,418        $1,580       $  524         $(3,679)     $14,396       $ 7,168
 Extraordinary items                 (2,274)           --           --           7,423          843            --
 Federal & state income taxes            24           176          357              --           --            --
 Minority interest                        5            43           --              --           --            --
 Fixed charges                        1,301         1,140        2,129           3,913        9,668         9,173
                                      -----         -----        -----           -----       ------         -----
                                     $3,474        $2,939       $3,010          $7,657      $24,907       $16,341
                                      =====         =====        =====           =====       ======        ======

 Interest expense                    $1,301        $1,140       $2,129          $3,913       $9,668       $ 9,173
                                      -----         -----        -----           -----        -----        ------
FIXED CHARGES, AS DEFINED            $1,301        $1,140       $2,129          $3,913       $9,668       $ 9,173
                                      =====        ======        =====           =====        =====        ======

RATIO OF EARNINGS TO
 FIXED CHARGES                         2.67          2.58         1.41            1.96         2.58          1.78
                                      =====        ======        =====           =====        =====        ======

Preferred Partner Interest
 Distributions                           --            --           --              --           --         3,910
                                      -----         -----        -----           -----        -----        ------

FIXED CHARGES AND PREFERRED
 PARTNER INTEREST DISTRIBUTIONS,
 AS DEFINED                          $1,301        $1,140       $2,129          $3,913       $9,668       $13,083
                                      =====        ======        =====           =====        =====        ======
RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 PARTNER INTEREST DISTRIBUTIONS,
 AS DEFINED                            2.67          2.58         1.41            1.96         2.58          1.25
                                      =====        ======        =====           =====        =====        ======
